Click2learn, Inc.

5,642,400 Shares Common Stock

        This Prospectus Supplement relates to the sale of up to 5,642,400 shares (the "Shares") of common stock, $0.01 par value per share of Click2learn, Inc. This Prospectus Supplement should be read in conjunction with the Prospectus dated January 24, 2002 (the "Prospectus"), which is to be delivered with the Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

        The information in the table appearing under the heading "Selling Stockholders" in the Prospectus is superseded in part by the information appearing in the table below:

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(1)
Name			Number of Shares Being Offered
	Number	Percent		Number	Percent
First Investors Holding Co., Inc.	1,181,000	4.8%	1,181,000(2)	0	*

*
Less than 1%

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2)
Represents shares and warrants acquired from a selling stockholder in a private transaction on or about November 18, 2002. The Number of Shares Being Offered includes an aggregate of 580,000 shares of common stock issuable on exercise of warrants with an exercise price of $4.00 per share, subject to the 4.999% and 9.999% limitations on exercise described in the Selling Stockholders section of the Prospectus. Percentage ownership is based on 24,600,114 shares outstanding on the date of this Prospectus Supplement.

Investing in the common stock involves a high degree of risk.
See "Risk Factors" beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 2, 2003.